EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of eLayaway, Inc. of our report dated March 19, 2012, on the consolidated financial statements of eLayaway, Inc., and Subsidiaries as of December 31, 2011 and for the year then ended.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 23, 2013